Exhibit 2.1

AMENDMENT NO. 1 TO THE
AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT NO. 1 (this “Amendment”) to the Agreement and Plan of Merger, dated as of December 30, 2024 (the “Merger Agreement”), by and among Casago Holdings, LLC, a Delaware limited liability company (“Parent”), Vista Merger Sub II Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Company Merger Sub”), Vista Merger Sub LLC, a Delaware limited liability company and a wholly owned Subsidiary of Parent (“LLC Merger Sub” and, collectively with Company Merger Sub, “Merger Subs”), Vacasa, Inc., a Delaware corporation (the “Company”), and Vacasa Holdings LLC, a Delaware limited liability company (“Company LLC”), is entered into by and among Parent, Merger Subs and the Company (collectively, the “Parties” and each, a “Party”) as of March 17, 2025. Capitalized terms used but not defined elsewhere in this Amendment shall have the meanings ascribed to them in the Merger Agreement.

RECITALS

WHEREAS, the Parties desire to amend the Merger Agreement as set forth herein;
WHEREAS, the Company Board (acting on the recommendation of the Special Committee) has approved and declared advisable the execution, delivery and performance of this Amendment and the consummation of the transactions contemplated by the Merger Agreement as amended by this Amendment, including the Mergers, in each case on the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the DGCL; and
WHEREAS, pursuant to Section 9.2 of the Merger Agreement, the Merger Agreement may be amended, modified or waived only if such amendment, modification or waiver is in writing and signed by Parent, Merger Subs and the Company, each of which has duly executed this Amendment.
NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, the Parties, intending to be legally bound, agree as follows:
1.           Amendment to Section 4.2(a). Section 4.2(a) of the Merger Agreement is hereby amended by deleting such section in its entirety and inserting in lieu thereof the following:
“(a)           Merger Consideration. Each share of Class A Common Stock issued and outstanding immediately prior to the Company Merger Effective Time (including, for the avoidance of doubt, each share of Class A Common Stock resulting from (i) the redemption of Common Units for shares of Class A Common Stock in accordance with the Company LLC Agreement and pursuant to Section 1.1 and (ii) the conversion of Class G Common Stock to Class A Common Stock in accordance with the Company Certificate of Incorporation and pursuant to Section 1.1), other than (A) shares of Class A Common Stock that are to be canceled in accordance with Section 4.2(b), (B) the Class A Rollover Shares, and (C) shares of Class A Common Stock that are issued and outstanding as of immediately prior to the Company Merger Effective Time and held by stockholders of the Company who have not voted in favor of the adoption of this Agreement (or consented thereto in writing) and who have properly demanded appraisal of such shares of Company Stock in accordance with, and who have otherwise complied with, Section 262 of the DGCL (the shares of Company Stock referred to in clause (C), “Dissenting Shares,” and the shares of Company Stock referred to in clause (A), clause (B) and clause (C), collectively, “Excluded Shares”), shall be automatically converted into the right to receive $5.30 per share of Class A Common Stock in cash, without interest (the “Merger Consideration”). At the Company Merger Effective Time, all of the shares of Class A Common Stock converted into the right to receive the Merger Consideration pursuant to this Section 4.2(a) shall cease to be outstanding, shall be canceled and shall cease to exist, and each share of Class A Common Stock (in each case, other than Excluded Shares) shall thereafter represent only the right to receive the Merger Consideration. At the Company Merger Effective Time, each share of Class B Common Stock issued and outstanding immediately prior to the Company Merger Effective Time shall be automatically canceled and shall cease to exist and no payment shall be made with respect thereto, and the holders thereof shall cease to have any rights with respect thereto.”

2.           Amendment to Section 4.4.
(a)
Section 4.4(e) of the Merger Agreement is hereby amended by deleting the words “or, if later, the one-year anniversary of the date any amounts are deposited with the Paying Agent in accordance with Section 4.7(h)(iii)” that appear therein.

(b)
Section 4.4(g) of the Merger Agreement is hereby amended by deleting such section in its entirety and inserting in lieu thereof the following:

“(g) Withholding Rights. Each of Parent, the Company, Merger Subs, the Surviving Corporation and the Paying Agent (and any Affiliates and designees of the foregoing), as applicable, shall be entitled to deduct or withhold, or cause to be deducted or withheld, from the amounts otherwise payable (in cash or otherwise) pursuant to this Agreement such amounts as it reasonably determines it is required to deduct or withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable U.S. federal, state or local or non-U.S. Law. To the extent that amounts are so deducted or withheld and timely remitted to the applicable Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. Except with respect to any amounts payable pursuant to Section 4.5 or from any failure to provide the forms or certifications described in Section 6.15(e) or Section 6.15(f), or with respect to any amounts characterized as interest for U.S. federal income tax purposes, as applicable, to the extent any Party or any of the Guarantors becomes aware of any obligation to deduct or withhold any amount from any payment hereunder, then such Person shall provide notice to the Parties as soon as reasonably practicable of the intent to deduct or withhold and the basis for such deduction or withholding, and the Parties shall, and shall cause their applicable Affiliates, permitted successors and assigns to, reasonably cooperate with one another in order to eliminate or reduce such deduction or withholding to the extent possible. Each of Parent, the Company, Merger Subs, the Surviving Corporation and the Paying Agent (and any Affiliates and designees of the foregoing) may satisfy any obligation to deduct or withhold from amounts otherwise payable pursuant to this Agreement by withholding from other cash payments required to be made to the Person in respect of which such deduction or withholding was required to be made, or by withholding a portion of any non-cash property to be paid to such Person, selling such property, and remitting the cash proceeds to the applicable Governmental Authority.”

3.	Amendment to Section 4.7. Section 4.7 of the Merger Agreement is hereby amended by deleting such section in its entirety and inserting in lieu thereof the following: “4.7. [Intentionally Omitted].”

4.
Amendment to Section 5.1(e)(ii). Section 5.1(e)(ii) of the Merger Agreement is hereby amended by deleting such section in its entirety and inserting in lieu thereof the following:

“(ii)           The execution and delivery of this Agreement by the Company and Company LLC does not, and the performance of this Agreement by the Company and Company LLC will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any U.S. federal, state, county or local or non-U.S. government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal (including employment tribunal), or judicial or arbitral body (a “Governmental Authority”), except for (A) applicable requirements, if any, of the Exchange Act, the Securities Act, state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover laws, (B) the filing of the Certificates of Merger with the Secretary of State of the State of Delaware, (C) compliance with any applicable stock exchange rules, (D) as may be required under the HSR Act, and (E) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.”

5.	Amendment to Section 5.2(c)(i). Section 5.2(c)(i) of the Merger Agreement is hereby amended by deleting such section in its entirety and inserting in lieu thereof the following:
6.
“(i) The execution, delivery and performance by Parent and Merger Subs of this Agreement and the consummation by Parent and Merger Subs of the transactions contemplated by this Agreement require no authorization or other action by or in respect of, or filing with, any Governmental Authority other than (A) the filing of the Certificates of Merger with the Secretary of State of the State of Delaware, (B) compliance with any applicable requirements of the Exchange Act, the Securities Act and any other applicable Blue Sky Laws, (C) compliance with any applicable stock exchange rules, (D) as may be required under the HSR Act, and (E) where the failure to take such actions or obtain such authorization would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Subs to consummate the Mergers and any other transactions contemplated by this Agreement.”

7.	Amendment to Section 6.5(a). Section 6.5(a) of the Merger Agreement is hereby amended by adding the following sentence to the end of Section 6.5(a).

“Subject to the terms of this Agreement, each of the Company, Parent and Merger Subs shall use reasonable best efforts to, as promptly as reasonably practicable, and in any event within fifteen Business Days after the date of Amendment No. 1 to this Agreement, dated as of March 17, 2025, by and among the Parent, Merger Subs and the Company, make or cause to be made all necessary filings under the HSR Act, and thereafter promptly make an appropriate response to any requests for additional information and documentary material that may be requested pursuant to any Antitrust Law.”

8.	Amendment to Section 6.10. Section 6.10 of the Merger Agreement is hereby amended by deleting such section in its entirety and inserting in lieu thereof the following:

“Expenses.  Except as provided in Section 8.2, whether or not the Mergers are consummated, all fees, costs and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Mergers and any other transactions contemplated by this Agreement, including all fees and expenses of its Representatives, shall be paid by the Party incurring such fees or expenses, except that (a) the filing fee for the Proxy Statement and the Schedule 13e-3 shall be borne by Parent, (b) up to $200,000 in costs for printing and mailing the Proxy Statement and the Schedule 13e-3 shall be borne by the Company, (c) the filing fee for filings under the HSR Act and up to $200,000 of additional costs, fees and expenses incurred by Parent in connection with preparing such filings shall be borne by the Company and (d) any documented fees, costs and expenses incurred, paid or payable by the Company or its Subsidiaries (including all reasonable and documented attorneys’ and financial advisor fees) (collectively, the “Amendment Fees”) solely in connection with any amendment or refinancing of the Company Credit Agreement in connection with the transactions contemplated by this Agreement shall be borne by Parent and payable by Parent on the earlier of the termination of this Agreement or the Closing Date (as applicable, the “Amendment Fee Payment Date”). Notwithstanding any provision of this Agreement to the contrary, in the event this Agreement is validly terminated (i) (A) by the Company or Parent pursuant to Section 8.1(c), (B) by the Company or Parent pursuant to Section 8.1(b), Section 8.1(c) (and thereafter, the Company Termination fee becomes payable in accordance with Section 8.2(b)), or Section 8.1(d), (C) by Parent pursuant to Section 8.1(e), Section 8.1(g), Section 8.1(j) or (D) by the Company pursuant to Section 8.1(h), then the Company shall pay or cause to be paid all reasonable and documented out-of-pocket fees and expenses incurred by Parent in connection with the transactions contemplated by this Agreement, including legal, accounting, investment banking, and other advisory fees or (ii) under circumstances where the Parent Termination Fee is due and payable, Parent shall pay or cause to be paid all reasonable and documented out-of-pocket fees and expenses incurred by the Company in connection with the transactions contemplated by this Agreement, including legal, accounting, investment banking, and other advisory fees and expenses; provided, in the event any such fees and expenses are required to be paid in accordance with the foregoing clauses (i) or (ii), such fees and expenses shall be paid promptly, but in any event within two (2) Business Days after the date of such termination (or if later, the date the related Company Termination Fee becomes payable), by wire transfer of immediately available funds to the accounts designated in writing by the party owed such fees and expenses; provided, however, that in the event (I) the Company Termination Fee is due and payable, the Company shall pay such fees and expenses payable pursuant to the foregoing clause (i) concurrently with such Company Termination Fee or (II) the Parent Termination Fee is due and payable, Parent shall pay or cause to be paid such fees and expenses payable pursuant to the foregoing clause (ii) concurrently with such Parent Termination Fee; provided, further that in no event shall such fees and expenses payable pursuant to the foregoing clause (i)(A) exceed $1,500,000; provided, further, that in no event shall such fees and expenses payable pursuant to the foregoing clauses (i) or (ii) (inclusive of any amounts payable pursuant to clause (i)(A)) exceed $3,000,000 in the aggregate; further provided, however, that in no event shall (x) the amount of such fees and expenses payable pursuant to the foregoing clause (i) by the Company, together with the amount of any Company Termination Fee payable by the Company, or (y) the amount of such fees and expenses payable by the foregoing clause (ii) by Parent, together with the amount of any Parent Termination Fee payable by the Parent, in each case, exceed $6,500,000 in the aggregate.”

9.            Amendment to Section 6.17. Section 6.17 of the Merger Agreement is hereby amended by deleting the words “The Liquidity set forth in the Adjustment Statement shall be reduced by the Company Owed Payoff Portion.” that appear therein.

10.          Amendment to Section 6.18(b). Section 6.18(b) of the Merger Agreement is hereby amended by deleting the words “and, in the event the default or penalty interest rate will remain in effect after the Closing, the incremental interest amount owed as a result of such default or penalty interest rate for a theoretical twelve-month period from the Closing Date (calculated based on the trailing twelve-month average amount of borrowings as of the Closing Date that would be subject to the default or penalty interest rate) shall reduce Liquidity as set forth in the Adjustment Statement” that appear therein.

11.          Amendment to 7.1. Section 7.1 of the Merger Agreement is hereby amended by inserting a new Section 7.1(c) to read as follows:

“(c)           HSR Act. Any applicable waiting period under the HSR Act relating to the consummation of the Mergers shall have expired or been terminated and there shall not be in effect any agreement with either the Federal Trade Commission or Antitrust Division of the Department of Justice not to consummate the Mergers.”

12.          Amendment to Section 7.2. Section 7.2(f) of the Merger Agreement is hereby amended by deleting such section in its entirety and inserting in lieu thereof the following:

“(f)             [Intentionally omitted.]”

13.          Amendment to Section 8.1. Section 8.1(k) of the Merger Agreement is hereby amended by deleting such section in its entirety and inserting in lieu thereof the following:

“(k)            [Intentionally omitted.]”

14.	Amendment to Section 8.2.
(a)	Section 8.2(b) of the Merger Agreement is hereby amended by deleting reference to “$4,077,500” and inserting in lieu thereof “$4,500,000”.
(b)	Section 8.2(c) of the Merger Agreement is hereby amended by deleting such section in its entirety and inserting in lieu thereof the following: “(c) In the event this Agreement is validly terminated:
(i)	by the Company pursuant to Section 8.1(f) (Terminable Breach) or Section 8.1(i) (Parent Failure to Close); or
(ii)
by the Company or Parent pursuant to Section 8.1(b) at a time when the Company could have terminated this Agreement pursuant to Section 8.1(f) (Terminable Breach) or Section 8.1(i) (Parent Failure to Close), then within two Business Days after termination of this Agreement, Parent shall pay or cause to be paid a termination fee of $6,000,000 (the “Parent Termination Fee”) to the Company by wire transfer of immediately available funds to an account designated in writing by the Company.”

15.          Amendment to Section 9.9. Section 9.9 of the Merger Agreement is hereby amended by deleting such section in its entirety and inserting in lieu thereof the following:

“9.9.          No Third-Party Beneficiaries. Except as provided in this Section 9.9, Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other Parties, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein; provided that if, and only if, the Company Merger Effective Time occurs, (a) the holders of shares of Company Stock and Company Equity Awards shall be third-party beneficiaries of, and entitled to rely on, Section 4.2 (Effect of the Company Merger; Conversion of Securities), Section 4.4 (Exchange of Shares) and Section 4.5 (Treatment of Company Equity Awards) and (b) the Indemnified Parties shall be third-party beneficiaries of, and entitled to rely on, Section 6.11 (Indemnification; Directors’ and Officers’ Insurance). The Parties further agree that the rights of third-party beneficiaries under the first proviso of this Section 9.9 shall not arise unless and until the Company Merger Effective Time occurs.”

16.          Amendment to Section 9.19. Section 9.19 of the Merger Agreement is hereby amended by deleting such section in its entirety and inserting in lieu thereof the following:
“9.19.         [Intentionally Omitted].”
17.          Amendment to Annex A.
(a)
Annex A of the Merger Agreement is hereby amended by deleting the definitions of the following terms that appear therein in their entirety:

“Escrow Account”

“Escrow Agent”

“Escrow Agreement”

“Floor Unit Count”

(b)	Annex A of the Merger Agreement is hereby amended by inserting a new defined term to read as follows: ““HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.”
(c)
Annex A of the Merger Agreement is hereby amended by inserting a new defined term to read as follows:

““Securityholder Representative” means any Person that the Company appoints in writing to Parent prior to the Closing.”

(d)
The definition of “Material Adverse Effect” contained in Annex A of the Merger Agreement is hereby amended by deleting such definition in its entirety and inserting in lieu thereof the following:

““Material Adverse Effect” means any change, effect, event, occurrence, circumstance, fact or development that, individually or in the aggregate, (i) has had or would reasonably be expected to have a material adverse on the business, operations, assets, properties, liabilities or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole; provided, however, that no change, effect, event, occurrence, circumstance, fact or development resulting from, relating to or arising from the following shall constitute a Material Adverse Effect or be taken into account in determining whether a Material Adverse Effect has occurred, is occurring or would be occurring: (a) changes in the economy or financial, debt, credit or securities markets generally in the United States or any other country or region in the world, or changes in conditions in the global economy generally; (b) changes generally affecting the industries in which the Company and its Subsidiaries operate; (c) changes in United States generally accepted accounting principles (“U.S. GAAP”) or in any Law, or the official interpretations thereof; (d) changes in any political or geopolitical, regulatory, legislative or social conditions, acts of war (whether or not declared), hostilities, military actions or acts of terrorism, or any escalation or worsening of the foregoing; (e) weather conditions or acts of God (including storms, earthquakes, tsunamis, tornados, hurricanes, pandemics (including COVID-19), epidemics or other outbreaks of disease, quarantine restrictions, floods, droughts or other natural disasters and force majeure events) (or escalation or worsening of any such events or occurrences, including, as applicable, subsequent wave(s)); (f) any capital market conditions, in each case in the United States or any other country or region in the world; (g) a decline, in and of itself, in the price or trading volume of the shares of Class A Common Stock on Nasdaq or any other securities market or in the trading price of any other securities of the Company or any of its Subsidiaries; provided that the underlying causes of any such decline may be taken into account unless (and to the extent) such underlying cause would otherwise be excluded by other clauses of this definition; (h) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, estimates or predictions of revenues, earnings, cash flow or cash position or other financial or operating measures or metrics (whether such projections, forecasts, estimates or predictions were made by the Company or independent third parties) for any period; provided that the underlying causes of any such failure may be taken into account unless (and to the extent) such underlying cause would otherwise be excluded by other clauses of this definition; (i) (x) the identity of Parent or Merger Subs, or (y) the execution and delivery or performance of this Agreement, or (z) announcement, pendency or consummation of this Agreement or the transactions contemplated hereby, including the Mergers, including, in each case the impact thereof on relationships with lenders, employees, customers, suppliers, distributors, partners, vendors or other Persons; (j) any action or claim made or brought by any of the current or former stockholders of the Company or Members of Company LLC (or on their behalf or on behalf of the Company or Company LLC) against the Company, Company LLC or any of their respective directors, officers or employees arising out of this Agreement or the transactions contemplated hereby, including the Mergers; (k) any action or inaction by the Company or its Subsidiaries taken or omitted to be taken (x) by the Special Committee or the Company or any of its Subsidiaries expressly required by this Agreement or (y) at the written request of Parent or Merger Subs or with the written consent of Parent or Merger Subs or expressly required by this Agreement; or (l) the availability or cost of equity, debt or other financing to Parent or Merger Subs; except, in the case of clause (a) through clause (f), to the extent the Company and its Subsidiaries, taken as a whole, are disproportionately adversely affected by such changes, effects, events, occurrences or developments, compared to other, similarly situated companies in the industry in which the Company and its Subsidiaries operate, and then solely to the extent of any such disproportionality or (ii) would prevent or materially delay, interfere or hinder the consummation by the Company of the Mergers or the compliance by the Company with its obligations under this Agreement.”

18.          Amendment to Exhibit C. Exhibit C of the Merger Agreement is hereby amended by deleting such exhibit in its entirety and inserting in lieu thereof the following:
“Exhibit C
[Intentionally omitted]”
19.          Amendment to the Company Disclosure Schedule. Section 6.8 of the Company Disclosure Schedule is hereby amended by deleting Section 2 contained therein and deleting all references to Section 2 in Section 6.8 of the Company Disclosure Schedule.
20.          Effectiveness. All of the provisions of this Amendment shall be effective as of the date of this Amendment. Except to the extent specifically amended hereby, all of the terms of the Merger Agreement and the Company Disclosure Schedule shall remain unchanged and in full force and effect, and, to the extent applicable, such terms shall apply to this Amendment as if it formed a part of the Merger Agreement and the Company Disclosure Schedule.
21.          References to the Merger Agreement. Upon the effectiveness of this Amendment, each reference in the Merger Agreement to “hereof,” “herein,” “hereunder,” “hereby” and “this Agreement” or words of like import, and each reference to the Merger Agreement in any other agreements, documents or instruments executed and delivered pursuant to the Merger Agreement, shall mean and be deemed a reference to the Merger Agreement, as amended by this Amendment. Notwithstanding the foregoing, references to the date of the Merger Agreement, as amended hereby, shall in all instances continue to refer to December 30, 2024 and references to “the date hereof” and “the date of this Agreement” shall continue to refer to December 30, 2024.
22.          Other Miscellaneous Terms. The provisions of Article IX (Miscellaneous and General) of the Merger Agreement shall, to the extent not already set forth in this Amendment, apply mutatis mutandis to this Amendment, and to the Merger Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms as modified hereby.

[Signature page follows.]

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized officers of the Parties as of the date first written above.

CASAGO HOLDINGS, LLC

By:	/s/ Steve Schwab
	Name:	Steve Schwab
	Title:	Chief Executive Officer

VISTA MERGER SUB II INC.

By:	/s/ Steve Schwab
	Name:	Steve Schwab
	Title:	Chief Executive Officer

VISTA MERGER SUB LLC

By:	/s/ Steve Schwab
	Name:	Steve Schwab
	Title:	Chief Executive Officer

VACASA, INC.

By:	/s/ Robert Greyber
	Name:	Robert Greyber
	Title:	Chief Executive Officer

[Signature Page to Amendment No. 1 to the Merger Agreement]